Exhibit 10.11

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“MSA”) is made, effective as of                                               , by and between SANDRIDGE ENERGY, INC., a Delaware corporation (“SandRidge”), and                                                                                                       , a                                                                (“Contractor”).

1.                                       SCOPE OF AGREEMENT.

1.1.                              The Work.  It is contemplated that from time to time Contractor will be requested by SandRidge or its present or future affiliated entities to perform certain work and services (“Work”). Neither SandRidge nor its affiliates shall be obligated to request Contractor to perform any Work, and Contractor shall not be obligated to accept requests to perform Work from either SandRidge or its affiliates, but it is expressly understood and agreed that any and all Work requested by SandRidge or its affiliates and accepted by Contractor shall be controlled and governed by the provisions of this MSA.  The term “Agreement” means this MSA as incorporated in a Work Order (defined below), and the term “Company” as used herein shall mean the SandRidge parent or affiliated entity that issued the Work Order.

1.2.                              Work Orders.  A request for Work (“Work Order”) may be either oral or submitted to Contractor on a purchase order or similar document to the form attached hereto as Exhibit C.  Each such request for Work shall be deemed a two-party agreement between Contractor and Company and shall be deemed to incorporate and shall be subject to all the terms and conditions of this MSA.  When issued, such Work Orders are non-binding, negotiable offers and are subject to their express terms.  Such offers become a binding Work Order only after Company and Contractor have mutually agreed to all material terms and conditions concerning the requested Work, materials, products, or equipment.

1.3.                              Modifications.  Should the parties hereto enter into any Work Order especially prepared to provide for a particular job to be done by Contractor, then, except to the extent expressly modified in a writing signed by both parties which refers to the conflicting term of this MSA, the terms of this MSA shall prevail with respect to any conflict between the terms of such Work Order and this MSA.  To acknowledge or document various events during the Work, a party may from time to time sign the other party’s various forms, such as delivery tickets, labor tickets, bills of lading, purchase orders, and rental tickets, but terms and conditions included on such forms do not amend, modify, waive, or release any aspect of this MSA unless expressly agreed to by a writing signed in accordance with this Section 1.3.  No parol agreement of whatsoever nature entered into between Company’s representative or representatives and Contractor shall ever be deemed to alter or affect the provisions of this MSA.

2.                                       PAYMENT.

2.1.                              Compensation.  Contractor shall receive the compensation specified in the Work Order which is agreed to by Company and Contractor at the time the Work Order is accepted by Company, but in no event shall the compensation be greater than that normally charged by

(Revised June 2011)

Contractor for similar work or services.  Such payment by Company shall be without prejudice to Company’s rights subsequently to challenge the correctness thereof.

2.2.                              Invoicing.  Invoices shall be submitted in such form and accompanied by such certification and documentation as Company may reasonably request.

2.3.                              Contractor Reports.  When requested by Company, or if otherwise applicable, Contractor will furnish regular reports (either daily, weekly, bi-weekly or monthly as requested by Company) covering any Work, materials, products and equipment furnished by Contractor for which Company is obligated to pay.  All overtime, mileage, travel, equipment rentals, materials, products and equipment used, or any other charges incurred, shall be properly documented on such reports.  The quantity, description and condition of any Work, materials, products and equipment furnished shall be verified and checked by Contractor, and all delivery tickets shall be properly certified as to receipt by Contractor’s representative.  Contractor must obtain approval of Company’s representative prior to the purchase of materials, products or equipment for which Contractor will seek reimbursement by Company.

3.                                       AUDIT.  Contractor shall maintain, and shall cause any of Contractor’s subcontractors to maintain, a true and correct set of records pertaining to all Work performed under each Work Order, including supporting documentation, for two (2) years following completion of the Work. Company may, at its expense, require Contractor, or any of Contractor’s subcontractors, at any time within said two-year period to furnish sufficient evidence, with documentary support, to enable Company to verify the correctness and accuracy of payments to Contractor or such subcontractors.  Company may, following written notice to Contractor or such subcontractor, audit any and all records of Contractor and any subcontractor relating to the Work performed by or on behalf of Contractor hereunder, and all payments made in regard thereto, in order to verify the accuracy and compliance with this provision; provided, however, Company shall not have the right to inspect or audit Contractor’s trade secrets or any proprietary information.  If Company’s examination discloses that Contractor’s invoices to Company were in error, Contractor will immediately pay to Company any amounts overpaid by Company, plus interest from the date of the error at the lesser of one percent (1%) per month or the maximum rate allowed by law.

4.                                       INSPECTIONS.  All Work performed by Contractor must meet the approval of Company and shall be subject to Company’s general right of inspection.  The inspection or non-inspection of any portion of the Work by Company shall not constitute approval thereof.  Company may, but is not required to, inspect and test all supplies, materials, products, or equipment, to the extent practical, at all times and places and from time to time, including, without limitation, while critical materials are available for inspection and while an item is at the place of fabrication or manufacture.  Company’s inspection and testing shall not relieve Contractor from any responsibility regarding defects or other failures, or exclude, waive, or invalidate any warranty in this MSA.  Notwithstanding the foregoing, the detailed manner and method of performing the Work shall be under the exclusive control of Contractor, Company being interested only in the results obtained.

5.                                       INDEPENDENT CONTRACTOR.  Company and Contractor expressly agree that Contractor is an independent contractor as to all Work performed under this Agreement and that

Contractor, its subcontractors, and anyone employed by either Contractor or its subcontractors shall not be deemed for any purpose to be an employee, agent, servant, or representative of Company. Contractor and its subcontractors shall be solely responsible for any and all salaries, employee benefit plans, taxes, insurance, and any and all other compensations and responsibilities for their respective employees.  Contractor, its subcontractors and any of their employees shall not be authorized to act or appear to act as agents or representatives of Company, whether in performing the Work or otherwise.  If the performance of the Work shall include the use by Contractor or its subcontractors of Company’s facilities, equipment or other resources, such use is permitted only to the extent necessary for the performance of the Work and not for any other purpose.  This Agreement does not create, and shall not be construed by the parties hereto or any third party as creating, any agency, partnership, joint venture, or employment relationship between the parties hereto.

6.                                       TAXES, PERMITS, AND LICENSES.

6.1.                              Unless otherwise agreed in writing by the parties, Contractor shall secure all licenses and permits, make all cash and other deposits, provide all bonds, and give all notices required either by law, regulation, ordinance, or permit in connection with any Work performed under the Agreement.

6.2.                              Contractor agrees to pay, promptly when due, all license fees, duties, tariffs, and assessments and all sales, use, excise, import, export, re-export, and other taxes or charges (including any interest and penalties), now or hereafter imposed by any governmental body or agency upon any materials, supplies, equipment, or services provided by Contractor pursuant to the Agreement, as well as all unemployment compensation insurance, old age benefits, social security, or any other taxes upon the wages of Contractor.  Unless otherwise agreed in writing by the parties, Contractor shall prepare and file promptly with the appropriate offices any and all tax and other similar returns required to be filed with respect to the Work and send copies thereof to Company, or, if requested by Company, notify Company of such requirement and furnish Company with all necessary information so that it may effect such filing.  Contractor agrees to reimburse Company on demand for all such taxes or governmental charges, state or federal, that Company may be required or deems necessary to pay on account of employees of Contractor or its subcontractors.  At its election, Company is authorized to deduct all sums so paid for such taxes and governmental charges from such amounts as may be or become due to Contractor hereunder.

7.                                       CONTROL OF PREMISES. Unless otherwise agreed in writing by the parties, Contractor shall have at least one of its representatives present at and during all Work performed under the Agreement.  Company may, in its sole discretion, request that Contractor, its subcontractors, or any of its or their respective employees or invitees be removed from the premises.  If Company makes such a request, Contractor shall remove such individual or individuals from Company’s premises and not allow such individual(s) to return until such return is approved in writing by Company. Company may condition such individual’s return upon Contractor providing proof satisfactory to Company that the individual (i) has tested negative for drugs and alcohol, and (ii) has met any other conditions Company may impose.

8.                                       SUBCONTRACTING.  Subject to Article 26 of this MSA, in the event Contractor subcontracts any of the Work to be performed hereunder, or contracts for the furnishing of any services or material required, then such contracts shall contain releases of liability for damage to property of such subcontractor, insurance requirements, and hold harmless provisions equivalent to Articles 15 and 16 of this MSA.  Unless such contracts contain such equivalent provisions, any personnel engaged and property used in the furnishing of such services or Work shall be deemed employees and property of Contractor for the purpose of Articles 15 and 16 and for the purposes of all other provisions of the Agreement.

9.                                       CONTRACTOR’S PERSONNEL, EQUIPMENT AND MATERIALS.

9.1.                              Staffing.  Contractor shall supply its own personnel of the type and number necessary to perform the Work.  Contractor shall, and shall cause its subcontractors to, provide personnel who are experienced, properly trained, fully qualified, fit for their respective assignments, and, to the extent required, licensed to perform work pursuant to applicable law, regulations and orders.  Contractor shall not reassign any key personnel during the course of performing the Work without first securing Company’s written consent.  Company, in its sole discretion, may direct Contractor in writing to remove or replace any of Contractor’s personnel at Contractor’s cost.  Contractor shall make such replacement in a timely manner so as not to delay Company’s operation, or delay or reduce the Work provided by Contractor.

9.2.                              Equipment.  Unless otherwise specified in the applicable Work Order, Contractor and each of Contractor’s subcontractors shall, at its own expense, furnish all tools, equipment, machines, appliances, parts, material and supplies necessary for the performance of the Work.  All such tools, equipment, machines, appliances, parts, material and supplies furnished or used by Contractor or Contractor’s subcontractors during the performance of the Work shall be deemed to be Contractor’s equipment.  All of Contractor’s equipment shall be delivered to the work site at Contractor’s sole cost, risk and expense.  At all times during the performance of the Work, Contractor’s equipment shall be in first class condition, properly maintained, of the best quality for its purposes, free from defects, fit for its intended purposes and in strict compliance with all applicable laws, rules and regulations.

9.3.                              Warranty of Goods.  Contractor warrants, for a period of eighteen (18) months from the date of delivery, that all goods delivered under this MSA or any applicable Work Order will conform to the specifications provided by Company, if any, and that the goods will be merchantable, of good workmanship and material, free from defects, fit for their intended uses and in strict compliance with all applicable laws, rules and regulations.  Contractor warrants  that any goods brought to the work site by it have been inspected, tested and properly maintained and will be inspected regularly to ensure continued safe operations.  With regard to goods delivered by Contractor but not manufactured by Contractor, Contractor shall assign all applicable manufacturers’ warranties to Company, to the extent such warranties are assignable.  If such third party manufacturers’ warranties are not assignable, Contractor will provide reasonable assistance to Company in enforcing such warranties.

9.4.                              Warranty of Performance.  Contractor warrants that it will perform all Work in a good and workmanlike manner, in strict conformity with the specifications and requirements of this MSA or the applicable Work Order, in accordance with generally accepted professional standards and in compliance with all applicable laws, rules and regulations.  Such warranty of performance shall extend for twelve (12) months from the date such Work was performed.

9.5.                              Infringement Warranty.  Contractor warrants that all work performed by Contractor for or on behalf of Company, and all goods or other deliverables produced thereby, will not violate, infringe or misappropriate the rights of any third parties, including, without limitation, the copyright, trademark, patent, or the trade secrets of any third person.

9.6.                              Repair, Replacement or Correction.  Any goods or equipment delivered or utilized by Contractor hereunder or any portion of the Work found by the Company, in its sole discretion, to be defective, unsuitable or otherwise in breach of the foregoing shall be immediately removed, replaced or corrected by Contractor at no additional cost or risk to Company and without prejudice to any other remedy of Company provided under this MSA.

10.                                 HEALTH, SAFETY AND ENVIRONMENTAL.

10.1.                        Protection.  Contractor agrees to and shall be solely responsible for the safety of its employees, subcontractors, consultants and agents, as well as its subcontractors’ employees and agents and their respective invitees and guests.  Contractor shall provide continuous adequate protection of the Work, Company’s property and adjacent property, and take all necessary precautions to keep and maintain the workplace free from recognized hazards which are likely to cause death, illness or injury to persons or damage to property.  Contractor warrants that it will be subject to and cause Contractor’s employees, agents, representatives, subcontractors and others under Contractor’s control during the performance of the Work or in connection therewith to be subject to all applicable safety, health and environmental rules and all applicable provisions of national, state or local safety, health and environmental laws, rules, regulations or orders. Contractor shall at all times maintain strict discipline and good order among the employees, agents, and representatives of Contractor and Contractor’s subcontractors and others under Contractor’s control.  Copies of Contractor’s incident logs and safety performance records shall be provided to Company upon request.

10.2.                     Safety Equipment.  Contractor shall not commence the Work if Contractor has not familiarized itself with Company’s safety, health and environmental rules.  In addition, Contractor shall obtain all required safety equipment prior to commencement of Work.  Company shall be under no obligation to pay Contractor any amount when Contractor, its employees or subcontractors are not permitted to perform Work due to lack of required safety equipment.  Additionally, Contractor may be liable to Company for any incremental costs incurred (e.g., extra logistics costs) if immediate removal of any of Contractor’s employees or subcontractors is required or if the Work is delayed due to Contractor’s failure to meet all applicable safety requirements.

10.3.                        Training.  Contractor shall ensure that its employees, agents and subcontractors have received all applicable training in the rules and procedures regarding hazardous materials, including the identification, handling, labeling, packaging, loading, transporting, unloading, storing and disposal of such materials and substances, as required by U.S. Department of Transportation Hazardous Materials Regulations, 49 C.F.R. Parts 171-177.  Contractor shall maintain all required documentation to verify such training, and shall make such documents available to Company upon request.

10.4.                        Materiality.  Sections 10.1, 10.2, and 10.3 are agreed to by both Company and Contractor to be of the highest importance.  A breach or violation of any of the terms of Article 10 by Contractor will be considered to be a material and substantial breach of this MSA.  If Contractor fails to promptly cure any such breach or violation or to otherwise comply with Article 10 of this MSA, Company may seek removal of Contractor as provided in this MSA or the applicable Work Order and may take any other action permitted under law or by the terms of this MSA, including its termination.

11.                                 DRUGS, DANGEROUS WEAPONS AND SEARCHES.  Contractor acknowledges that the use, possession, distribution, or sale of illegal drugs and controlled substances including, without limitation, alcohol, firearms and explosives in and around the work site is absolutely prohibited.  Company specifically reserves the right to carry out reasonable searches of individuals, their person, effects and vehicles when entering on, or leaving, the work site.  Contractor acknowledges that the refusal to submit to such a search is grounds for denying such individual access to the work site.  Contractor acknowledges that individuals found in violation of this policy shall be immediately removed from the work site, and, when warranted, such individuals will be reported to the appropriate law enforcement agencies.  Company has the right to request random drug testing of Contractor personnel.

12.                                 ACCIDENTS.  Contractor shall immediately report in writing to Company and, to the extent required, to governmental authorities, all accidents or occurrences resulting in illness or injuries to any person or damage to any property arising out of, in connection with, or during the course of the Work and shall furnish Company with a copy of reports of such accidents and occurrences made by Contractor to Contractor’s insurer, any governmental authority, or to others.  Except in emergency situations, Contractor shall not remove any damaged property from Company’s premises without the prior written consent of Company.

13.                                 RANCH RULES.  With respect to Work performed for Company in the Pińon Field in West Texas, Contractor shall, and shall require all of its subcontractors, vendors, consultants and agents, as well as its and their employees and invitees, to, comply with the rules set forth in Exhibit D attached hereto (the “Ranch Rules”).

14.                                 EQUAL EMPLOYMENT OPPORTUNITY.  If applicable, Contractor and its subcontractors shall comply with all equal employment opportunity statutes, rules, and regulations promulgated by the federal, state and local governments, including but not limited to Executive Order 11246, the Rehabilitation Act of 1973, the Vietnam Era Veterans Readjustment Act of 1972, the Americans with Disabilities Act, and the Age Discrimination in Employment Act.

15.                                 INSURANCE.

15.1.                        At all times during the term of this Agreement, Contractor agrees to be bound by the terms, and carry insurance of the types and in the minimum amounts, specified in Exhibits A and B attached hereto; provided, such amounts are minimum requirements only and shall not be construed to limit Contractor’s liability.  Financial failure of an insurer shall not relieve Contractor of its indemnity obligations and liabilities assumed in this Agreement.

15.2.                        At all times during the term of this Agreement, Company agrees to and shall carry insurance equal to the types and in the minimum amounts required of Contractor in accordance with Exhibits A and B.  To the extent of the release, defense, indemnity and hold harmless obligations and liabilities expressly assumed by Company in this Agreement, (i) Company shall name each member of Contractor Group as additional insured in Company’s policies of insurance in the same manner as Contractor’s requirements under Exhibit A, and (ii) Company will cause its insurers to waive rights of subrogation against Contractor on all policies of insurance required hereunder.

16.                                 INDEMNIFICATION.

16.1.                        Definitions.

A.           “Claims” shall include, without limitation, any and all claims, losses, damages (including, without limitation, punitive damages), causes of action, fines, penalties, enforcement proceedings, suits, and liabilities of every nature or character (including interest and all expenses of litigation, court costs, and attorneys’ fees), whether or not arising in tort, contract, strict liability, under statute, or of any other character whatsoever, and whether or not caused by a legal duty.

B.             “Contractor Group” means Contractor, its parent, subsidiary and affiliated companies, and their contractors (of whatever tier), and its and their respective directors, officers, employees, agents, and representatives.

C.             “Company Group” means Company, its parent, subsidiary and affiliated companies, its and their co-lessees, partners, joint venturers, co-owners, contractors (other than Contractor), and its and their respective directors, officers, employees, agents, and representatives.

16.2.                        Mutual Indemnification for Bodily Injury.

A.           Subject to Section 16.5 below, Company shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless Contractor Group from and against any and all Claims of every kind or character that are brought by or on behalf of any member of Company Group or their invitees alleging bodily injury, personal injury, illness, or death of any member of Company Group or their invitees and which arise out of, relate to, or are connected with this Agreement or the performance thereof.

B.             Subject to Section 16.5 below, Contractor shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless Company Group from and against any and all Claims of every kind or character that are brought by or on behalf of any member of Contractor Group or their invitees alleging bodily injury, personal injury, illness, or death of any member of

Contractor Group or their invitees and which arise out of, relate to, or are connected with this Agreement or the performance thereof.

16.3.                        Mutual Indemnification for Property Damage.

A.           Subject to Section 16.5 below, Company shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless Contractor Group from and against any and all Claims of every kind or character that are brought by or on behalf of any member of Company Group or their invitees alleging damage, loss, or loss of use of any property of any member of Company Group or their invitees (including Contractor’s equipment when such equipment is in Company Group’s care, custody and control) and which arise out of, relate to, or are connected with this Agreement or the performance thereof.

B.             Subject to Section 16.5 below, Contractor shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless Company Group from and against any and all Claims of every kind or character that are brought by or on behalf of any member of Contractor Group or their invitees alleging damage, loss, or loss of use of any property of any member of Contractor Group or their invitees (including Company’s equipment when such equipment is in Contractor Group’s care, custody and control) and which arise out of, relate to, or are connected with this Agreement or the performance thereof.

16.4.                        Pollution or Contamination. Subject to Section 16.5 and to the parties’ obligations pursuant to Sections 16.2 and 16.3, it is understood and agreed by and between Contractor and Company that the responsibility for pollution or contamination shall be as follows:

A.           Contractor shall assume all responsibility for, including control and removal of, and shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless Company Group from and against all Claims arising from pollution or contamination, which originates above the surface of the land or water from spills of fuels, lubricants, motor oils, pipe dope, paints, solvents, cleaning solutions, other liquids, fumes and garbage, except unavoidable pollution from reserve pits, and which is in any manner associated with, resulting from or caused by Contractor Group’s equipment, goods, or services.

B.             Company shall assume all responsibility for, including control and removal of, and shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless Contractor Group from and against all Claims arising from pollution or contamination other than that described in Section 16.4.A, which may occur during the conduct of operations hereunder, including, but not limited to, that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition of all drilling fluids, including, but not limited to, oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings and cavings, lost circulation and fish recovery materials and fluids.

16.5.        Express Negligence. THE RELEASE, DEFENSE, INDEMNITY AND HOLD HARMLESS OBLIGATIONS CONTAINED IN SECTIONS 16.2 THROUGH 16.4 SHALL APPLY EVEN IF CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE (WHETHER JOINT, SOLE OR CONCURRENT), GROSS NEGLIGENCE, PREEXISTING CONDITIONS, THE UNSEAWORTHINESS OF ANY VESSEL, THE UNAIRWORTHINESS OF ANY AIRCRAFT, STRICT LIABILITY, CONTRACTUAL LIABILITY TO OTHER MEMBERS OF THE INDEMNITEE’S GROUP, OR OTHER FAULT, WHETHER PASSIVE OR ACTIVE, OF ANY PERSON OR ENTITY, INCLUDING BUT NOT LIMITED TO THE INDEMNITEE GROUP. BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE EXPRESS NEGLIGENCE RULE TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE 16 HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANOTHER PARTY.

16.6.        Supporting Insurance.  Separate and independent from any other insurance procurement requirements in this Agreement, each of Company and Contractor agree to carry insurance in support of their respective indemnity obligations under this Article 16 in mutually agreed amounts. Each party agrees that the maximum amount of such supporting insurance shall be the amount specified in Article 15. If a party does not carry insurance in the required mutually agreed amount, such party will be deemed to be self insured in an amount equal to the amount of insurance carried by the other party in compliance with this Section 16.6.  In the event that this Agreement is subject to the indemnity limitations of any applicable State law, and so long as that law is in force, then it is agreed that the above obligations to indemnify are limited to the extent allowed by law.

16.7.        Third Parties. Company and Contractor shall each be responsible for and shall release and protect, indemnify, defend and hold harmless members of Contractor Group or Company Group, as applicable, from and against any and all Claims of every kind and character, without limit, arising in connection herewith in favor of third parties on account of bodily injury, personal injury, illness or death, or damage to or loss of such third parties’ property to the extent of each party’s own respective legal liability.

16.8.        IP Infringement. Contractor shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless Company Group from and against any and all Claims brought by or on behalf of any person or entity arising out of or in connection with any allegation, in whole or in part, that Company Group’s use or possession of the goods or services provided by Contractor infringes, misappropriates, dilutes, or violates the copyright, trade secret, trademark, trade dress, service mark, patent or any other proprietary right (including without limitation, moral, termination, privacy, or personality rights) of any person or entity.

16.9.        Notification.  Company and Contractor shall promptly notify each other, as appropriate under the above Sections of this Article 16, of any Claims that may be presented to either by any party. Company and Contractor shall afford each other full opportunity to assume the defense of such Claims, and to protect all interests implicated.  The obligations set forth in this Article 16 shall survive even if reasonably prompt notice of any Claim is not provided so long as such failure does not materially prejudice the party to whom notice is owed.  No settlement or agreement which prevents Company from continuing to use Contractor’s products or services, or to receive the benefits of Contractor’s Work under the Agreement, shall be made without Company’s prior written consent. Company shall have the right, at its sole option, to accept or reject counsel selected by Contractor.  If Company rejects counsel selected by Contractor, Contractor shall retain and pay for other counsel acceptable to Company. Company Group’s participation in, or selection of counsel for the defense of Company Group as to any legal process shall not constitute a waiver of Company Group’s right to insist upon Contractor’s full compliance with Contractor’s obligations under this Article 16.

16.10.      Louisiana. Additionally, the parties agree that in the event that the indemnity obligations of Section 16.2 are subject to the limitations of Act 427 of the 1982 Louisiana Legislature, and so long as that act is in force:

A.    Section 16.5 herein shall not be applicable to Section 16.2.

B.    The parties acknowledge and understand that the Louisiana Oilfield Indemnification Statute and case law requires the entity being included as an additional insured and receiving a waiver of subrogation in its favor shall pay the reasonable premiums for that coverage.  Except for coverage under the general liability policy, the premium for being included as an additional insured under Contractor’s Commercial General Liability and Excess Liability policies and the premium for a waiver of subrogation under those policies shall be determined annually by Contractor’s insurance carrier.  The premium for coverage under the general liability policy is based upon the estimated dollar volume of business for the year and is subject to audit and premium adjustment based on actual revenues.  Premium statements shall be submitted to Company for Company’s direct payment, and the coverage shall be effective upon receipt of premiums by the carrier.  The additional insured shall be subject to policy terms and conditions.  The insurance policy shall cover incidents arising out of the performance of the Work hereunder and support the additional insured indemnity obligation.

16.11.      New Mexico.  Additionally, the parties agree that in the event that that the indemnity obligations of Section 16.2 are subject to the limitations New Mexico Statutes, Section 56-7-2, and so long as that act is in force, Section 16.5 herein shall not be applicable to Section 16.2.  In lieu thereof, each party agrees to defend; release, discharge, and relinquish; and indemnify, protect and hold harmless the other party from and against any and all Claims of every kind and character, without limit, arising in connection herewith in favor of any party on account of bodily injury, personal injury, illness or death, or damage to or loss of such third parties’ property to the extent of each party’s own respective legal liability.

16.12.     Survival. All indemnity provisions of the Agreement shall survive termination, expiration, or cancellation of the Agreement.

17.           WAIVER OF CONSEQUENTIALS.  NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS GROUP FOR, AND EACH PARTY RELEASES THE OTHER

PARTY AND ITS GROUP FROM, ANY OF ITS OWN INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOSSES, INCLUDING BUSINESS INTERRUPTIONS, LOSS OF PROFIT, LOSS OF REVENUES, PRODUCTION LOSS, AND RESERVOIR DAMAGES, HOWSOEVER CAUSED, REGARDLESS OF WHETHER SUCH DAMAGES OR LOSSES ARISE OR RESULT, IN WHOLE OR IN PART, FROM NEGLIGENCE (WHETHER SUCH NEGLIGENCE BE SOLE, JOINT AND/OR CONCURRENT, ACTIVE OR PASSIVE), GROSS NEGLIGENCE, STRICT LIABILITY, CONTRACT BREACH, BREACH OF WARRANTY, OR ANY OTHER THEORY OF LEGAL LIABILITY ATTRIBUTABLE TO THE RELEASED PARTY OR ITS GROUP.

18.           STATUTORY EMPLOYEE.  In all cases where Contractor’s employees (defined to include Contractor’s borrowed, special, or statutory employees) are covered by the Louisiana Workers’ Compensation Act, La. R.S. 23:1021 et seq., Company and Contractor agree that all Work and operations performed by Contractor and its employees pursuant to this Agreement are an integral part of and are essential to the ability of Company to generate Company’s goods, products and services for purposes of La. R.S. 23:1061 (A)(3).  Irrespective of Company’s status as the statutory employer or special employer (as defined in La. R.S. 23:1031(C)) of Contractor’s employees, Contractor shall remain primarily responsible for the payment of Louisiana workers’ compensation benefits to or for its employees, and shall not be entitled to seek contribution for any such payments from Company.

19.           PROTECTION FROM LIENS.  With respect to the Work provided under the Agreement, Contractor agrees to timely pay and discharge all claims for labor, materials, equipment and supplies furnished by any other member of Contractor Group and to allow no lien or charge to become fixed upon all or any portion of Company Group’s property.  Contractor shall defend, indemnify and hold harmless each member of Company Group against any and all such claims or liens and all expenses (including reasonable attorneys’ fees) incurred by any member of Company Group in connection with this Article 19.  Before Company makes payments to Contractor, Company may require Contractor to furnish proof that there are no unsatisfied claims for labor, materials, equipment and supplies or for injuries to persons or property not covered by insurance.  In the event of any such claim or lien, Company Group shall have the right to withhold payment from Contractor of an amount sufficient to fully satisfy or discharge any such claim or lien together with any and all Claims related thereto.  CONTRACTOR HEREBY WAIVES AND RELEASES ALL CLAIMS, DEMANDS, LIENS, SECURITY INTERESTS, AND OTHER RIGHTS OF EVERY KIND AND CHARACTER, WHETHER CONSTITUTIONAL, STATUTORY, CONTRACTUAL, TORTIOUS, OR EQUITABLE, WHICH CONTRACTOR NOW HOLDS OR MAY ACQUIRE IN, ON OR AGAINST ALL OR ANY PORTION OF COMPANY GROUP’S PROPERTY.

20.           CONFIDENTIALITY.  Except as otherwise provided herein, Contractor and Company agree that any and all information that is not otherwise publicly available (other than as a result of unauthorized disclosure) and is communicated by one party (“Disclosing Party”) to the other party (“Receiving Party”), including, without limitation, engineering, geophysical, geological, marketing and financial information, information regarding the nature and location of the Work and the other party’s processes and procedures, whether such information be written, oral or in electronic format (“Confidential Information”) shall be confidential and shall be treated as such and held in strict confidence by Receiving Party.  Confidential Information shall be used only for purposes of the Agreement by Receiving Party, and no information, including, without limitation, the provisions of the Agreement, shall be disclosed by the Receiving Party, its agents or employees, without the prior written consent of the Disclosing Party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the Receiving Party.  The Receiving Party shall safeguard Confidential Information with at least the same degree of care that it uses to safeguard its own confidential, proprietary, privileged and trade secret information.  This Section shall not apply to information (i) in the public domain, (ii) the Receiving Party had in its possession prior to receiving it from the Disclosing Party (as evidenced by dated documentation), (iii) the Receiving Party obtained from a third party who rightfully acquired such information, or (iv) the Receiving Party independently developed without reference to the information received from the Disclosing Party (as evidenced by dated documentation).  If the Receiving Party must disclose any Confidential Information pursuant to applicable law or regulation or by operation of law, the Receiving Party may disclose only such information as, in the opinion of counsel, is legally required, and provided, further, that the Receiving Party shall provide reasonable notice to the Disclosing Party of such requirement and a reasonable opportunity to object to such disclosure.  Notwithstanding anything elsewhere in the Agreement, the terms of this Section shall apply to Confidential Information amounting to a trade secret for as long as such information remains a trade secret under applicable law and shall survive the termination of the Agreement.

21.           GIFTS AND CONFLICTS OF INTEREST.

21.1.        Contractor shall ensure that neither it nor any director, employee, representative or agent of Contractor or its affiliated entities, or its or their subcontractors, will give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with the Work, equipment or materials covered by this Agreement, or enter into any business arrangement with any director, employee, representative or agent of Company that would violate the prohibitions outlined above.

21.2.        Contractor agrees that it will not buy or sell the securities or options on the securities of Company in the event Contractor possesses any material nonpublic information about Company. Contractor agrees that trading in the stock or options of Company based on non-public information (whether information about Company or other companies) is a breach of this Agreement. Contractor shall not sell short any stock of Company at any time during the term of this Agreement.

21.3.       Company may at any time, even after termination or cancellation of this Agreement, audit any and all records of Contractor, Contractor’s affiliated entities, and Contractor’s subcontractors for the purpose of determining whether there has been a violation of this Article 21.

22.           COMPLIANCE WITH LAWS.  Contractor agrees to comply with the provisions of all applicable federal, state, county, or municipal laws, regulations or ordinances and shall be responsible for obtaining any and all authorizations from any applicable governmental authority that may be required by Contractor to perform the Work hereunder.

23.           TERM AND TERMINATION OF MSA.  This MSA shall become effective upon execution by Contractor and Company and shall continue in force and effect until thirty (30) days following delivery by either Company or Contractor of written notice of termination to the other; provided, however, that any Work in progress on the effective date of such termination shall be controlled and governed by this MSA until its completion to Company’s satisfaction.  Termination of this MSA does not terminate Work being performed pursuant to a Work Order.

24.           CANCELLATION OF WORK.  Company may at any time and for any reason immediately cancel any Work Order, in whole or in part, by giving written notice to Contractor.  If Contractor is not in default at the time of such cancellation, Company shall pay Contractor for Work actually provided by Contractor to the termination date specified in the cancellation notice.  If Contractor is in default at the time of cancellation, Company shall pay Contractor for Work actually provided by Contractor up to the termination date specified in the cancellation notice, less any amount of damages incurred as a result of Contractor’s default.

25.           EVENTS OF DEFAULT.  Contractor shall be in default under the Agreement and any and all Work Orders hereunder if it (i) fails to abide by any provision of the Agreement, (ii) becomes insolvent, (iii) makes an assignment for the benefit of creditors, (iv) is adjudicated bankrupt, (v) admits in writing its inability to pay debts as they become due, (vi) institutes any proceeding for relief of debtors or appointment of a receiver, trustee, or liquidator, (vii) institutes a voluntary petition in bankruptcy, or (viii) fails to remove within thirty (30) days any attachment which is levied upon Company’s equipment or property.  Contractor shall immediately notify Company upon discovery of any instance where it failed to comply with the provisions of the Agreement, or if any information provided to Company was inaccurate, incomplete, or misleading.

26.           ASSIGNMENT.  Contractor acknowledges that Company has entered into this MSA and each Work Order because of the unique technical abilities, capabilities, and credit worthiness of Contractor.  Therefore, Contractor may not assign this MSA or any Work Order or any rights obtained hereunder or delegate or subcontract any duty of performance owed by Contractor hereunder without the prior written approval of Company, which approval shall not be unreasonably withheld or delayed.  Company may assign this MSA or any Work Order upon notice to Contractor.  Any assignment made in contravention of this Article shall be null and void for all purposes.  In all events Contractor, as assignor, shall remain liable for its obligations under each Agreement.  To the extent that there are successors or assigns permitted under this Article, each Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

27.           CONFLICT OF DOCUMENTS.  If there is a conflict between the provisions of this MSA and any other documents concerning the Work performed under this MSA, the order of precedence for purposes of resolution shall be:  (i) this MSA, (ii) the Work Order, (iii) any other document prepared by Company and agreed to by Contractor, and (iv) any other document.

28.          COMPANY’S OPERATION OF NON-OWNED ASSETS.  In the event that Company is the operator of assets that it does not own, either wholly or in part, then the following provisions shall apply:

28.1.        The term Company Group as used herein shall mean Company, its parent, subsidiary and affiliated companies, any entity for which any of the aforementioned entities operates assets on behalf of such entity (including the subsidiary and affiliated companies of such entity), and the co-lessees, partners, joint venturers, co-owners, contractors (other than Contractor), and its and their respective directors, officers, employees, agents, and representatives of any of the aforementioned entities.

28.2.        Effective at such time (if any) that the Company ceases to operate any such non-owned assets, (a) with respect to any services provided by Contractor to the Company relating to non-owned assets, the rights and obligations of the Company under this Agreement shall be assigned to the purchaser of any such assets and (b) the Company and Contractor shall retain all of their respective rights and obligations under this Agreement with respect to all other services performed by Contractor for the Company.

29.           SEVERABILITY.  In the event any provision of this Agreement is inconsistent with, or contrary to, any applicable law, rule, or regulation, or if any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed to be modified to the extent required to comply with said law, rule, or regulation, or to make it valid and enforceable, and this Agreement, as so modified, shall remain in full force and effect.  If said provision cannot be so modified, then it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

30.           WAIVER.  Any waiver on the part of Company or Contractor of any term or condition of this MSA shall not constitute a precedent or bind either party to a waiver of any succeeding breach of the same or any other term or condition of this MSA.

31.           NOTICES.  All notices, statements or other communications required or permitted between Company and Contractor shall be in writing and shall be considered as having been given if delivered by mail, courier, hand delivery or facsimile to the other party at the designated physical address or facsimile number.  Date of service by mail, courier or hand delivery is the date on which such notice is received by the addressee; provided, however, if such date received is not a Business Day, then the date of service shall be considered to be the next date that is a Business Day.  Date of service by facsimile is the date sent (evidenced by the sender’s fax machine-generated confirmation of transmission); provided, however, if a facsimile is sent after 5:00 p.m. local time, then the date of service shall be considered to be the next date that is a Business Day.  “Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized by the federal government of the United States of America.  Either party may change its physical address, facsimile number or telephone number upon written notice to the other party, but such change shall not be effective until thirty (30) days after receipt by the other party.  Notices shall be delivered as follows:

If to Company:

Invoicing and Accounting:

SandRidge Energy, Inc.
123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma  73102

Fax: (405) 429-6255

Phone: (405) 429-5500
Attn:  Accounts Payable

Notices (including Legal) and Contract Administration:

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma  73102

Fax: (405) 429-5988

Phone: (405) 429-5500

Attn:  Legal Assistant

If to Contractor:

Fax:

Phone:

Attn:

32.           APPLICABLE LAW/JURISDICTION AND VENUE.  This Agreement, and all the rights and duties of the parties arising out of, in connection with, or relating in any way to the subject matter of this Agreement or the transactions contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules which would refer to and apply the substantive laws of another jurisdiction).  Any suit or proceeding hereunder shall be brought exclusively in state or federal courts located in Oklahoma City, Oklahoma.  Each party consents to the personal jurisdiction of said state and federal courts and waives any objection that such courts are an inconvenient forum.

33.           TIMING.  Time is of the essence in the completion of any Work under the Agreement.

34.           HEADINGS.  All headings used in this MSA are solely for the purpose of convenience and shall in no manner be deemed to be a part of this MSA or used in interpreting its terms.

35.           EXECUTION WARRANTY.  The persons signing below represent and warrant that they have all requisite power, authority, and authorization to execute this MSA on behalf of the parties for whom they sign, and that by signing below, this MSA shall be fully binding upon and enforceable against all such parties and their affiliates.

36.           ENTIRE AGREEMENT/MODIFICATION.  THIS MSA (TOGETHER WITH THE EXHIBITS A THROUGH D ATTACHED HERETO AND INCORPORATED HEREIN) SETS FORTH THE ENTIRE AGREEMENT BETWEEN CONTRACTOR AND COMPANY WITH RESPECT TO ITS SUBJECT MATTER. ALL PRIOR NEGOTIATIONS AND DEALINGS REGARDING THE SUBJECT MATTER HEREOF ARE SUPERSEDED BY AND MERGED INTO THIS MSA.  No amendment, modification or revision of this MSA or any Work Order shall be effective unless made in writing and signed by authorized representatives of both parties who have actual authority to amend, modify or revise this MSA.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this MSA to be signed by their respective duly authorized representatives.

CONTRACTOR:	COMPANY:

SANDRIDGE ENERGY, INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

TO MASTER SERVICES AGREEMENT

INSURANCE REQUIREMENTS

1.                                       Procurement and Maintenance:

Contractor shall purchase and shall maintain, with financially stable insurers, the insurance coverages (or their equivalent) set forth below with respect to and for the duration of this MSA or any applicable Work Order, at Contractor’s expense.

2.                                       Insurance of Contractor’s Subcontractors:

Contractor shall require each of Contractor’s subcontractors to provide the insurance coverage(s), amount(s) and policy conditions thereof set forth below.  Any deficiency in the coverage(s), amount(s) or policy conditions of such subcontractors’ insurance or the financial failure of a subcontractor’s insurer shall be the responsibility of Contractor.

3.                                       Company Group and Contractor Group Defined:

For purposes of this Exhibit A, “Company Group” shall be as defined in Section 16.1.C of the MSA, and “Contractor Group” shall be as defined in Section 16.1.B of the MSA.

4.                                       Coverages:

A.                                   Worker’s Compensation/Employer’s Liability

1.                                       Statutory Worker’s Compensation insurance required by all applicable laws, rules or regulations of the States or areas in which the Contractor qualifies as an employer and in which the Work is performed, including (if applicable) U.S. Longshore & Harbor Workers Act and Outer Continental Shelf Lands Act coverage.

2.                                       Employer’s Liability with limits of not less than:

Bodily Injury by Accident	-	$1,000,000 each accident
Bodily Injury by Disease	-	$1,000,000 policy limit
Bodily Injury by Disease	-	$1,000,000 each employee

3.                                       Maritime Employer’s Liability (if applicable), including Jones Act and Death on the High Seas Act Coverage and Voluntary Compensation Maritime Coverage with minimum limits of $1,000,000 each person/$1,000,000 each accident to the extent not covered under Protection & Indemnity coverage.

4.                                       “In Rem” endorsement.

Exhibit A-1

5.                                       Alternate Employer endorsement.

6.                                       Stop Gap endorsement.

B.                                     Commercial General Liability Insurance

1.                                       Commercial General Liability (occurrence form) including coverage for:  “Action Over” claims; premises/operations; independent contractors; blowout and cratering; explosion, collapse and underground property damage; sudden and accidental seepage and pollution, including containment, cleanup and third party risks; underground resources and equipment; products/completed operations; and blanket contractual liability specifically covering the obligations assumed by Contractor under this Agreement or the applicable Work Order.

2.                                       Deletion of watercraft exclusion as respects operations and contractual liability for watercraft exposure not covered by Protection and Indemnity policy if the performance of the Work requires the use of a vessel or vessels.

3.                                       “In Rem” endorsement.

4.                                       Minimum Limit of Liability:  $1,000,000 each occurrence for bodily injury or property damage.

C.                                     Automobile Liability Insurance

1.                                       Commercial Automobile Liability covering all owned, hired and non-owned vehicles with a minimum limit of $1,000,000 each accident for bodily injury or property damage.

D.                                    Vessel Insurance

If the performance of the Work requires the ownership, charter, lease or operation of a marine vessel or vessels, Contractor shall carry or require the owner of each vessel to carry:

1.                                       Protection and Indemnity Insurance

a.                                       Protection and Indemnity Insurance, subject to the insuring clauses of Form SP23, or its equivalent, including pollution liability, crew coverage, transportation, wages, maintenance and cure, Jones Act, Death on the High Seas Act Coverage, Collision Liability and Removal of Wreck and Debris.

Exhibit A-2

b.                                      Deletion of any policy language which limits coverage in the event that any Limitation of Liability Statue applies in respect of any Additional Insured.

c.                                       Severability of Interest endorsement.

d.                                      Minimum Limit of Liability:  An amount not less than the value of all vessel(s) utilized or $5,000,000 any one accident or occurrence, whichever is greater.

2.                                       Hull and Machinery Insurance

a.                                       Hull and Machinery insurance written on American Institute Clauses, amended to “All Risk” with full collision liability insured to the agreed value of the vessel(s) or $5,000,000, whichever is greater.

b.                                      Deletion of any policy language which limits coverage in the event that any Limitation of Liability Statute applies in respect of any Additional Insured.

c.                                       Broad Form Removal of Wreck and Debris, including Contractual Liability, to the extent not provided under the Protection & Indemnity coverage, subject to a minimum limit of the agreed value of the vessel(s) being utilized or $5,000,000, whichever is greater.

3.                                       Tower’s Liability Insurance

Tower’s Liability Insurance (if the vessel will engage in towing) subject to terms of the board American Institute Tower’s Liability Clause containing a minimum limit of liability of $5,000,000.

4.                                       Vessel Owner’s Pollution Insurance

Vessel Owner’s Pollution Liability coverage for pollution liabilities, including containment, cleanup and third party liability risks on a WQIS (Water Quality Insurance Syndicate) equivalent form, including any COFR (Certificate of Financial Responsibility) filing, with minimum limits not less than the amount required by any applicable statute or treaty, but in no event for an amount less than $5,000,000 per occurrence.

Exhibit A-3

E.                                      Aircraft Liability Insurance

If the performance of the Work requires the ownership, charter, lease or operation of aircraft (including helicopters), Contractor shall carry, or require the owners of such aircraft to carry:

1.                                       Aircraft Liability Insurance for all owned (if any) hired and non-owned aircraft (fixed wing and rotary) including passenger liability.

2.                                       Blanket contractual liability.

3.                                       Minimum Limit of Liability:  $5,000,000 each accident for bodily injury or property damage.

F.                                      Excess/Umbrella Liability Insurance

1.                                       Excess/Umbrella Liability Insurance providing “follow form” coverage in excess of the Employer’s Liability, Maritime Employer’s Liability (if applicable), Commercial General Liability, Automobile Liability, Aircraft Liability (if applicable) and Vessel Liabilities (if applicable) coverages.

2.                                       Minimum Limit of Liability:  Amount as indicated on Exhibit B for the highest category of risk applicable to services provided by Contractor (amounts are per occurrence for bodily injury and property damage).

G.                                     Property/Equipment Insurance

“All-Risk” or replacement cost insurance covering any property or equipment furnished or used by Contractor Group in the performance of the Work to be provided under this Agreement.

5.                                       Waiver of Subrogation

Contractor shall cause its insurers to waive all rights of subrogation, regardless of fault, in favor of each member of Company Group with such endorsement to be reflected on all policies of insurance.

6.                                       Additional Insured

All Contractor’s policies of insurance, except Worker’s Compensation, Employer’s Liability and Maritime Employer’s Liability, shall be endorsed to name each member of Company Group as an Additional Insured.

Exhibit A-4

7.                                       Primary Insurance

All of Contractor’s policies of insurance, except Worker’s Compensation, Employer’s Liability and Maritime Employer’s Liability, shall be endorsed to provide that all such policies of insurance are primary to and non-contributing with, any other insurance maintained by any member of the Company Group.

8.                                       Territory

All policies of insurance shall be endorsed to provide adequate territorial and navigational limits to cover all areas of operation.

9.                                       Certificates of Insurance

Prior to commencement of the Work, Contractor and Contractor’s subcontractors shall deliver to Company certificates of insurance certifying the existence and limits of the insurance coverage, noting applicable endorsements, described above and shall deliver same and renewals thereof to Company at the address set forth in this MSA.  The certificates shall provide that such insurance shall not be subject to cancellation, non-renewal nor material change without thirty (30) days or more prior written notice thereof to Company.

10.                                 No Recourse of Premium

All policies of insurance shall be endorsed to delete any recourse of premium, club calls, assessments or advances against any member of Company Group.

11.                                 Deductibles

Deductible amounts shall be for the account of Contractor.

12.                                 Miscellaneous

A.                                   Company reserves the right to request and review certified copies of any or all of Contractor’s insurance policies.

B.                                     The above minimum insurance requirements are subject to change at the discretion of Company.

Exhibit A-5

EXHIBIT B

TO MASTER SERVICES AGREEMENT

EXCESS (UMBRELLA) LIABILITY MINIMUM LIMITS

TYPE OF CONTRACTOR/VENDOR	$1,000,000	$5,000,000	$10,000,000
Aircraft/Helicopter Contractors			x
Boat & Barge Contractors			x
Building & Construction, Major		x
Carpenters	x
Casing Crews			x
Catering Service		x
Cathodic Protection	x
Cement Service			x
Chemical Vendors (Non-Haz. Trans.)	x
Chemical Vendors (Trans/Inj of Haz Chem)		x
Coiled Tubing Units			x
Completion Rigs			x
Compressor/Pump Mechanics	x
Consultants (Other than defined below)	x
Contract Engineers	x
Contract Geologists	x
Contract Lease Operators / Pumpers	x
Coring & Analysis	x
Crane Operator		x
Directional Drilling Vendors	x
Disposal Well Operator	x
Drilling Contractors*			x
Drilling Consultants	x
Electrician	x
Fabricators		x
Fishing Tool Vendors	x
Float Equipment	x
Fracture Stimulation			x
Fuel (Diesel, Gasoline) Transportation			x
Lease Crews (Roustabouts)		x
Logging (Elec Dipmeter, SWC, EST, BHP Survey CBL)			x
Maintenance Construction	x
Mud Loggers	x
Mud System Equipment Rental	x
Mud Vendors	x
Non-Destructive Testing of OCTG (On Location)	x
Packers	x
Painting Contractors	x
Perforating Companies			x
Pit Liner Companies	x
Portable Toilet Suppliers	x
Pressure Test (BOP, Lubricator, Tbg Connections)		x
Reamers / Stblzrs / Jars / Drl Collars / Wear Bush	x
Rental Equip, (BOP, Choke Manifold-Exposure to Hi Surf Press)		x

Exhibit B-1

Seismic Contractors	x
Snubbing Units			x
Stimulators			x
Surveyors	x
Third Party Testing Monitor (On location)	x
Vacuum Trucks	x
Welders		x
Wellhead Vendors		x
Wireline Units			x

*For Drilling Contractors, $10,000,000.00 is the minimum limit of Excess (Umbrella) Liability Insurance (Excess of other limits) required by Company.  Provided, however, Company, at its sole discretion, reserves the right to request higher minimum limits of Umbrella Liability Insurance for Drilling Contractors on a well-by-well basis.

In the event Contractor performs any of the services listed above for Company offshore, then Contractor shall carry Excess (Umbrella) Liability insurance with a minimum limit equal to two times (2x) the amount listed above each column.  By way of example, a contractor performing “Cement Service” offshore pursuant to this MSA shall carry Excess (Umbrella) Liability insurance with a minimum limit of $20,000,000 (2 x $10,000,000).

Exhibit B-2

EXHIBIT C

TO MASTER SERVICES AGREEMENT

FORM OF WORK ORDER

Prospect/Field/Well:
Date:
State(s):
County(s):
Company:
Contractor:
Compensation:

DESCRIPTION OF SERVICES TO BE PERFORMED:

SPECIAL INSTRUCTIONS AND LIMITATIONS ON AUTHORITY:

REIMBURSABLE EXPENSES CHARGEABLE BY CONTRACTOR:

CONTRACTOR:	COMPANY:

By:	By:
Name:	Name:
Title:	Title:

Exhibit C-1

EXHIBIT D

TO MASTER SERVICES AGREEMENT

RANCH RULES

SandRidge Energy, Inc., the “Company,” has entered into certain surface use agreements with various owner(s) in the Company’s Pińon Field, located in Pecos, Terrell and Brewster Counties, Texas, subsequently referred to as the “West Texas Area”.  The surface use agreements impose certain restrictions and expectations regarding the Company’s use of the surface in conjunction with the Company’s oil and gas exploration, production and related activities.  The following list of “Ranch Rules” has been designed to comply with certain provisions of the surface use agreement(s) covering the areas commonly referred to as Allison Ranch, Longfellow Ranch, Longfellow-Schneemann Ranch and West Ranch (collectively, the “ranches” and individually, a “ranch”) and are applicable to all members of Contractor Group (as defined in Section 16.1.B of the MSA) and any others who perform services for the Company in its West Texas Area.

1.               Identification: Every vehicle which enters a ranch will be required to prominently display a “Ranch Entrance Permit” in the vehicle while on the ranch. Authorized visitors may obtain their permit from the guard house at each entrance to the ranch and it must be returned to the guard house upon exiting the ranch. Contractor, its subcontractors, and its and their employees and vendors will be issued permits in accordance with their needs.

2.               Speed Limit: The speed limit in the West Texas Area is 30 MPH with NO TOLERANCE.

3.               Roads & Rights-of-way: All travel on a ranch is confined to established roads which are clearly maintained by the Company.  Motorized travel is strictly prohibited on any pipeline right-of-way or any non-oilfield road.

4.               Trash/Littering: Every person who enters a ranch has the responsibility to make sure that the ranch is maintained “trash free.”  This should be interpreted as meaning each person is responsible for his/her own trash and also for any trash that he/she might encounter while on a ranch.  The act of not properly controlling one’s own trash OR driving past trash without stopping to pick it up, will be treated equally as a violation of these Ranch Rules.

5.               Motorcycles, ATV’s, etc.: All off-road type vehicles, including dirt bikes, ATVs, 4-wheelers and bicycles are prohibited on the ranches. Motorcycles and “trikes” are also prohibited.

6.               Animals: No dogs or any type of pet is allowed on the ranches.

7.               Alcohol/Drugs: No alcohol, illegal drug, or controlled substance is allowed on the ranches.  No individual present on a ranch shall be under the influence of alcohol or any illegal drug.

8.               Hunting, Fishing: Hunting and fishing on ranch property are strictly prohibited.

9.               Authorized Entrance: Entrance to the ranch properties is restricted to the Contractor, its subcontractors, and its and their employees and vendors.  Family members, friends or guests are not allowed on the ranches.

10.         Firearms, Explosives and Weapons: Firearms, ammunition, explosives and weapons of any kind are prohibited on the ranches.  This includes, but is not limited to: bows,

Exhibit D-1

crossbows, knives (other than those considered as work knives) and any other instrument that is commonly thought of as a weapon.

11.         Parking: Parking is only permitted within the fences on location or other designated parking areas.  All parking is prohibited on rights-of-way, the sides of roads, in the pasture or anywhere a parking area is not expressly designated.

12.         Gate Protocol: All gates on the ranches are to be maintained “as is” and unaffected by ingress and egress.  Gates that are found to be open shall remain open after passage. Gates that are found closed shall be closed after passage. Gates on completed locations are to remain closed at all times.

13.         Restricted Access: Contractor, its subcontractors, and its and their employees and vendors are permitted access on a ranch solely for the purpose of conducting oil and gas related activities and, therefore, are restricted to the oil and gas locations.  Exploring and hiking on the ranch properties are prohibited.

14.         Searches: While Contractor, its subcontractors, and its and their employees and vendors are on a ranch, no reasonable expectation of privacy exists.  Company specifically reserves the right to perform reasonable searches of individuals, their person, effects and vehicles at any time while on a ranch.  Such searches shall include, but shall not be limited to, searches for illegal drugs, controlled substances, alcohol, firearms, ammunition, explosives, weapons and testing for red diesel (“Unpermitted Items”).  Refusal to submit to such search is a violation of these Ranch Rules.

15.         Drug Testing:  Company has the right to request random drug testing of personnel of Contractor, its subcontractors and vendors.  An individual testing positive for illegal drugs or alcohol shall be in violation of these Ranch Rules.  Failure to submit to such a drug test is a violation of these Ranch Rules.

Violations

Contractor agrees that any failure to comply with any provision of these Ranch Rules is a material breach of the MSA or each applicable Work Order.

In addition to, and without waiving, any and all rights and remedies available to Company at law or in equity arising from or in connection with a violation of the above Ranch Rules, Company may take all reasonable measures to ensure compliance with the Ranch Rules, including, without limitation, the following: (1) removal of any individual from the ranches found to be in violation of any of the above Ranch Rules; (2) removal of any individual from the ranches who refuses to submit to (i) a search pursuant Rule #14 above, or (ii) a drug test pursuant to Rule #15 above; (3) requiring payment to Company by Contractor of liquidated damages in an amount up to and including $500 per violation; and (4) withholding from any compensation owed to Contractor under any Work Order or invoice the amount of any liquidated damages, costs or expenses owed by Contractor to Company for any violations of the Ranch Rules.

In the event an employee or vendor of Contractor or one of its subcontractors is removed from the ranch by Company or by Contractor (at Company’s request) for a violation of one of the Ranch Rules, (i) such individual shall be denied access or readmission to the ranches without the prior written approval of Company, and (ii) Contractor shall immediately replace any employee or vendor who is so removed with another acceptable to Company in Company’s sole discretion.

Exhibit D-2

When warranted, individuals in violation of the Ranch Rules may be reported to the appropriate law enforcement agencies.

The use and imposition of one or more reasonable measures will be done on a “case-by-case” basis, and shall not constitute a waiver of the Company’s right to terminate the MSA or each applicable Work Order for subsequent violations of the Ranch Rules.  Contractor hereby authorizes the Company to take any and all reasonable measures necessary to ensure compliance with the Ranch Rules, including, without limitation, those measures expressly stated herein.

Exhibit D-3